                                                                      Exhibit 11
                                                                      ----------

                                BROOKSTONE, INC.

            COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
                                PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                              Thirteen Weeks Ended
                                                           ----------------------------
                                                           May 3, 1997      May 4, 1996
                                                           -----------      -----------
Net loss                                                    $ (3,773)        $ (3,506)
                                                           ===========      ===========
Weighted average number of common shares
  outstanding                                                  7,775            7,681

Adjustments to weighted average common
  shares outstanding:
Common stock issued upon exercise of options                       8              28
                                                           -----------      -----------
Weighted average number of common shares as
  adjusted                                                     7,783           7,709
                                                           ===========      ===========

Net loss primary and fully diluted earnings
  per share                                                    $ (0.48)        $ (0.45)
                                                           ===========      ===========